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                                             Exhibit B1


NEES ENERGY, INC.
Consolidated Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Periods Ended June 30, 1999
(Unaudited, Subject to Adjustment)

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                                               Quarter   Six Months
                                               -------   ----------

INCOME

  Revenue (1)                                          $ 82,903    $184,371
                                                       --------    --------
  Total income                                           82,903     184,371
                                                       --------    --------


EXPENSES

  Operating expenses
     Cost of sales                                       71,676     160,435
     Depreciation                                         2,287       3,748
     Selling, general and administrative expenses        12,527      23,525
     Income tax                                          (1,139)            (971)
                                                       --------     -------
  Total operating expenses                               85,351     186,737
                                                       --------     -------

  Operating income (loss)                                (2,448)          (2,366)

  Other income (expense), net                               130         183
                                                       --------     -------
Net income (loss)                                        (2,318)          (2,183)

Accumulated deficit at beginning of period              (22,338)         (22,473)
                                                       --------     -------
Accumulated deficit at end of period                   $(24,656)        $(24,656)
                                                       ========    ========


(1) Represents revenue of subsidiary (AllEnergy Marketing Co., L.L.C.)



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